Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into in Chelmsford, Massachusetts by and between Brooks Automation, Inc., a Delaware corporation (the “Company”) and Martin S. Headley (“Executive”), as of January 28, 2008.
RECITALS
     1. The Company desires to employ Executive as Executive Vice President and Chief Financial Officer of the Company upon the terms and conditions set forth herein.
     2. In consideration of the employment to be provided hereby, the amounts to be paid as provided herein, and the Indemnification Agreement attached hereto as Exhibit A (the “Indemnification Agreement”), the Executive enters into this Agreement and the Executive Invention, Nondisclosure, Non-Competition and Nonsolicitation Agreement attached hereto as Exhibit B (the “Non-Competition Agreement”).
     For and in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the parties hereby agree as follows:
1. Duties. Beginning on January 28, 2008 (the “Effective Date”) the Company shall employ the Executive as Executive Vice President and Chief Financial Officer of the Company. Executive shall report to the Company’s President and Chief Executive Officer (the “CEO”). Executive shall have such reasonable and appropriate duties as may from time to time be assigned by the CEO, which duties shall include, without limitation, internal accounting and control functions, external financial reporting to regulatory bodies and the public, and synthesizing and implementing decisions that involve the Company’s strategies, plans, and operations. Executive shall also perform the duties of such office as are provided for in the bylaws of the Company subject to the general supervision and direction of the CEO and the Company’s board of directors (the “Board of Directors”).
2. At-Will Employment. Subject to Section 6 and the termination provisions contained therein, the Executive’s employment under this Agreement shall be on an at-will basis (the actual period of Executive’s employment with the Company is referred to herein as the “Employment Term”).
3. Other Activities. Executive may serve on one (1) board of directors of a public or private for-profit corporation (the specific entity being subject to advance approval by the Board of Directors), serve on civic and charitable boards or committees, fulfill speaking engagements, teach at educational institutions, and manage his personal investments; provided, however, that such activities do not individually or in the aggregate interfere or conflict with the performance of Executive’s duties or obligations under this Agreement, including the Non-Competition Agreement.
4. Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge for the advancement of the Company’s interests and to discharge his duties and responsibilities hereunder. Executive shall perform and discharge faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. Subject to Section 3, executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.
5. Compensation and Benefits.
     5.1. Base Salary. As consideration for Executive’s services performed during the Employment Term, the Company agrees to pay Executive a base salary of $425,000 per year (the “Base Salary”), payable in accordance with the normal payroll practices of the Company for its senior executives, and subject to federal and state tax withholding. The Base Salary shall be reviewed annually (consistent with the normal review of senior executives of the Company which typically occurs in January) by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) and adjusted as recommended by the CEO and as determined by the Committee (the Base Salary as adjusted from time to time shall be referred to as the “Current Base Salary”).
     5.2. Performance-Based Variable Compensation. During the Employment Term, Executive shall be eligible to receive performance-based cash incentive payments each year from the Company as recommended by the CEO and as determined by the Committee (the “Performance-Based Variable Compensation”). The Performance-Based Variable Compensation shall be payable based upon achievement of the Company’s performance criteria, specific goals, and performance evaluation as determined by the Committee under the terms of the Company’s annual incentive plan applicable to that fiscal year. Executive’s achievement of his target performance goals for each year will result in a payment of 100% of Current Base Salary, with potential payouts ranging from 0% to 150% of Current Base Salary based upon actual performance. Any such Performance-Based Variable Compensation paid to Executive shall be in addition to the Current Base Salary. Executive shall be paid Performance-Based Variable Compensation for the first twelve (12) months of employment (“First Year of Employment”) of not less than $318,750, prorated for the number of days that Executive is actually employed by the Company during the First Year of Employment (the “Guaranteed Amount”). The Guaranteed Amount shall be paid in two (2) installments, the first installment shall be paid when Performance-Base Variable Compensation awards are paid to the Company’s other senior executives for the Company’s fiscal year ending September 30, 2008, and the second installment shall be paid when Performance-Based Variable Compensation awards are paid to the Company’s other senior executives for the Company’s fiscal year ending September 30, 2009. The Guaranteed Amount shall be allocated among the two fiscal years on the basis of a fraction, the numerator of which is the number of days in the First Employment Year that fall within the relevant fiscal year and the denominator of which is 365. For each of the two fiscal years the amount that would otherwise be payable to Executive under the terms of the Company’s annual incentive plan shall be reduced dollar for dollar by the portion of Executive’s Guaranteed Amount allocated to the relevant year, but not below the amount equal to the allocated portion of Executive’s Guaranteed Amount.
     5.3. Equity Awards. As soon as practical following the Effective Date, the Company will grant Executive a restricted stock award of 42,000 shares of the Company’s common stock (the “Sign-On Award”). Subject to continued performance of services to the Company, one-

third of the Sign-On Award shall vest on each of the first, second, and third anniversaries of the date of grant. The Executive shall be eligible for additional equity compensation awards with the form of the award (e.g., stock options, performance shares, performance stock units), the number of shares subject to the award, and other terms and conditions of the award (e.g., vesting schedule) to be determined by the CEO and Committee.
     5.4. Benefits. During the Employment Term, Executive shall be eligible for participation in all employee benefit plans normally available to other senior executives of the Company, including the Brooks Automation, Inc. 401(k) Plan, and the Company’s welfare benefit plans, practices, policies and programs (including PTO, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs).
     5.5. Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred or paid by him during the Employment Term in the performance of his services, subject to reasonable substantiation and documentation.
     5.6. Relocation Benefit. The Company shall provide Executive with a payment of $200,000 to be used by the Executive for the purpose of relocating himself and his family to within a reasonable commuting distance from the Company’s headquarters (“Relocation Benefit”). The Relocation Benefit is intended to cover household goods move, temporary housing, home visits, in-transit expenses, home sale assistance, miscellaneous housing allowance, and new home closing assistance. The Relocation Benefit is in lieu of any other relocation benefits and assistance that may otherwise be covered by the Company’s relocation policy, and is subject to applicable tax withholding. The Relocation Benefit will be paid in three (3) approximately equal installments. The first installment will be made as soon as reasonably practicable after the Effective Date, the second on the six-month anniversary of the Effective Date, and the third on the one-year anniversary of the Effective Date. If during the first twelve (12) months of the Employment Term the Executive’s employment is terminated by the Company for Cause (as defined in Section 6.2.1) or by the Executive other than for Good Reason (as defined in Section 6.3.1), then (a) the Executive shall promptly repay to the Company that portion of the Relocation Bonus paid to Executive prior to his Termination Date (as defined by Section 6.4) determined by multiplying the portion of the Relocation Bonus previously paid by a fraction, the numerator of which is the number of full months that have lapsed since the Effective Date and the denominator of which is 12, and (b) no further Relocation Benefit installment payments shall be paid to Executive.
6. Termination Events.
     6.1. Death/Long-Term Disability. This Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the death or Long-Term Disability (as defined below) of Executive.
     6.1.1. Long-Term Disability. For purposes of this Agreement, “Long-Term Disability” shall that Executive is determined to be totally and permanently disabled for purposes of the Company’s long-term disability plan.

     6.2. Termination by the Company. At the election of the Company, this Agreement shall terminate and any and all rights and obligations of the Company and Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the termination of Executive by the Company with Cause (as defined below) under this Agreement and delivery of written notice in accordance with Sections 6, 7 and 13, or (ii) the termination of Executive by the Company without Cause upon delivery of written notice in accordance with Sections 6, 7 and 13.
          6.2.1. Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events during the Employment Term:
(i) Executive’s conviction of, or the entry of a plea of guilty or nolo contendere to any misdemeanor involving moral turpitude or any felony;
(ii) fraud, embezzlement, or similar act of dishonesty, unauthorized disclosure, attempted disclosure, use or attempted use of confidential information; acts prejudicial to the interest or reputation of the Company; or falsification, concealment or distortion of management information;
(iii) material misrepresentation in connection with the Executive’s application for employment with the Company;
(iv) conduct by the Executive constituting an act of moral turpitude, or of physical violence while on duty;
(v) Executive’s willful failure or refusal to perform the duties on behalf of the Company which are consistent with the scope and nature of the Executive’s responsibilities, or otherwise to comply with a lawful directive or policy of the Company, including without limitation, the Company’s Standards of Conduct as then in effect as published on the Company’s internal website;
(vi) any act of gross negligence, gross corporate waste or disloyalty by the Executive to the Company or the commission of any intentional tort by the Executive against the Company;
(vii) Executive being found liable in any SEC or other civil or criminal securities law action, or entering any cease and desist order with respect to such action (regardless of whether or not he admits or denies liability); or
(viii) a material breach of this Agreement or the agreements referenced herein by the Executive.
     6.3. Termination by Executive. At the election of the Executive, this Agreement shall terminate and any and all rights and obligations of the Company or Executive hereunder shall cease and be completely void except as specifically set forth in this Agreement, upon the earliest to occur of the following: (i) the Executive’s resignation for Good Reason (as defined below); provided that Executive shall have first provided the Company with written notice in accordance with Section 13 within ninety 90 days of the initial existence of the condition he believes constitutes Good Reason and the Company shall have failed to remedy such condition within thirty (30) days of its receipt of such notice; or (ii) the Executive’s resignation without Good Reason upon delivery of written notice in accordance with Section 13.
          6.3.1. Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any one or more of the following conditions to the extent such condition(s) result in a material negative change to the Executive in his employment relationship with the Company:
(i) a material breach of this Agreement by the Company;
(ii) a diminution of the Executive’s responsibilities and authority described in Section 1 resulting in responsibilities and authority in material respects inconsistent with the responsibilities and authority of the role of Executive Vice President and Chief Financial Officer of the Company provided, however, that the parties may agree in writing to a waiver of this right by the Executive;
(iii) a reduction of the Current Base Salary or of any material employee benefit enjoyed by the Executive unless all senior executives of the Company suffer a substantially similar reduction or failure;
(iv) the relocation of the Executive’s office to a location more than 60 miles from the Company’s headquarters in Chelmsford, Massachusetts; or
(v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale of assets or similar transaction.
     6.4. Termination Date. The term “Termination Date” shall mean if the Executive’s services are terminated (A) by his death, then the date of his death, or (B) by his Long-Term Disability, then the date of his initial disability, or (C) for any other reason, then the date on which such termination is to be effective pursuant to the notice of termination to be given by the party terminating the employment relationship.
7. Effect of Termination.
     7.1. Termination for Death or Disability. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated due to Executive’s death or Long-Term Disability, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive or his heirs, executors or administrators as applicable, without further recourse or liability to the Company:
(i) an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the unpaid portion of Executive’s Annual Performance Incentive for the fiscal year that includes the Executive’s Termination Date (and to the extent earned but unpaid, for the completed fiscal year immediately preceding the Executive’s Termination Date), determined in accordance with Section 5.2, prorated for the number of days that Executive is actually employed by the Company in such fiscal year, and payable at the same time that payment of annual performance incentives are paid to other senior executives of the Company; and

(iii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date.
     7.2. Termination by the Company.
          7.2.1. Termination by the Company for Cause. It is expressly acknowledged and agreed that if Executive is terminated by the Company for Cause, all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay immediately after the Termination Date the following amounts to the Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date; and

(ii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date.
          7.2.2. Termination By the Company Without Cause. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated by Company for any reason, except as set forth in Sections 6.1, and 6.2(i), then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the unpaid portion of Executive’s Annual Performance Incentive for the fiscal year that includes the Executive’s Termination Date (and to the extent earned but unpaid, for the completed fiscal year immediately preceding the Executive’s Termination Date), determined in accordance with Section 5.2, prorated for the number of days that Executive is actually employed by the Company in such fiscal year, and payable at the same time that payment of annual performance incentives are paid to other senior executives of the Company;

(iii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date;

(iv)	one (1) year’s Current Base Salary as severance in pay continuation. Payment of this severance will be made in bi-weekly payments for one (1) year (the “Initial Salary Continuation Period”);

(v)	during the Initial Salary Continuation Period as it may be extended pursuant to subsection (vi) below (together, the “Total Salary Continuation Period”), Executive will continue to be eligible for medical, dental and vision plans in which Executive was a participant at the Termination Date. The Company will continue to pay the employer portion of the costs of these plans during the Total Salary Continuation Period. The period of coverage for purposes of Executive’s COBRA continuation coverage will run concurrently with the Total Salary Continuation Period;

(vi)	if the Executive has not found a full-time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, in each case subject only to the Executive’s obligation to inform the Company’s Human Resources Department that Executive’s search for replacement employment is ongoing and continuing in good faith. Said notice from Executive shall be made on the 15th of the month commencing with the last month of the Initial Salary Continuation Period and monthly thereafter as applicable. Notice shall be made in accordance with Section 13 of this Agreement. Payments to Executive during the Total Salary Continuation Period shall be reduced by the amount of income earned by Executive from employment or consulting arrangements with any other person or business entity; and

(vii)	Executive shall be entitled to receive outplacement services from the Company’s outplacement provider for the six (6) month period following the Executive’s Termination Date.
Any and all payments by the Company under this Agreement are and shall be specifically conditioned upon full compliance by the Executive with all elements of the Non-Competition Agreement and the other applicable provisions of this Agreement.
     7.3. Termination by Executive.
          7.3.1. Termination by Executive Without Good Reason. It is expressly acknowledged and agreed that if Executive resigns without Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:

(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date; and

(ii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date.
          7.3.2. Termination by Executive For Good Reason. It is expressly acknowledged and agreed that if Executive’s employment shall be terminated because the Executive resigns for Good Reason, then all of the obligations under Sections 1 through 5 of the Company and Executive shall cease except that the Company shall pay, or provide the following benefits, to Executive without further recourse or liability to the Company:
(i)	an amount equal to the unpaid portion of Executive’s Current Base Salary earned through the Termination Date;

(ii)	an amount equal to the unpaid portion of Executive’s Annual Performance Incentive for the fiscal year that includes the Executive’s Termination Date (and to the extent earned but unpaid, for the completed fiscal year immediately preceding the Executive’s Termination Date), determined in accordance with Section 5.2, prorated for the number of days that Executive is actually employed by the Company in such fiscal year, and payable at the same time that payment of annual performance incentives are paid to other senior executives of the Company;

(iii)	an amount equal to the value of Executive’s accrued but unused vacation as of the Termination Date;

(iv)	one (1) year’s Current Base Salary as severance in pay continuation. Payment will be made in bi-weekly payments during the Initial Salary Continuation Period;

(v)	during the Total Salary Continuation Period, Executive will continue to be eligible for medical, dental and vision plans in which the Executive was a participant at the Termination Date. The Company will continue to pay the employer portion of the costs of these plans during the Total Salary Continuation Period. The period of coverage for purposes of the Executive’s COBRA continuation coverage will run concurrently with the Total Salary Continuation Period;

(vi)	if the Executive has not found full-time comparable executive position with another employer during the Initial Salary Continuation Period, the Company will extend the bi-weekly payment plan on a month to month basis until the earlier to occur of (A) one (1) additional year (26 additional bi-weekly payments) or (B) the date Executive secures full-time employment, subject only to the Executive’s obligation to inform the Company’s Human Resources Department that Executive’s search for replacement employment is ongoing and continuing in good faith. Said

Notice from Executive shall be made on the 15th of the month commencing with the last month of the Initial Salary Continuation Period and monthly thereafter as applicable. Notice shall be made in accordance with Section 13 of this Agreement. Payments to Executive during the Total Salary Continuation Period shall be reduced by the amount of income earned by Executive from employment or consulting arrangements with any other person or business entity; and

(vii)	Executive shall be entitled to receive outplacement services from the Company’s outplacement provider for the six (6) month period following the Executive’s Termination Date.
Any and all payments by the Company under this Agreement are and shall be specifically conditioned upon full compliance by the Executive with all elements of the Non-Competition Agreement and the other applicable provisions of this Agreement.
     7.4. 280G. In the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments would be subject to the tax imposed by Section 4999 of the Code (together with any similar tax that may hereafter be imposed by any taxing authority, the “Excise Tax”) the Executive shall be solely responsible for the payment in full of any such Excise Tax and the Company shall withhold any federal or state taxes as required by applicable law.
     7.5. 409A. For purposes of Internal Revenue Code Section 409A (“Section 409A”), each installment of severance pay shall be deemed to be a “separate payment” (within the meaning of Section 409A). In the event the Executive is determined by the Company to be a “specified employee” (within the meaning of Section 409A) at the time of his “separation from service” (within the meaning of Section 409A), then any payments of “deferred compensation” (within the meaning of Section 409A, but determined after giving effect to any exceptions including the separation pay exception and the short-term deferral exception set forth in the Section 409A regulations) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum six (6) months and one day after his separation from service, together with interest at the prime rate as published in The Wall Street Journal on the date of separation from service.
8. Additional Conditions Applicable to All Payments. Concurrent with the execution of this Agreement, Executive and the Company entered into the Indemnification Agreement attached as Exhibit A and the Non-Competition Agreement attached hereto as Exhibit B. Any and all payments and benefits provided by the Company under this Agreement or otherwise shall be specifically condition upon Executive’s full compliance with Exhibit B. The severance pay and benefits described in Section 7 above are also subject to Executive’s execution of and decision not to revoke a waiver, release, and covenant not to sue in a form provided by the Company.

9. Forfeiture and Clawback. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company, as a result of misconduct or gross negligence of the Executive, with any financial reporting requirement under the United States securities laws, including Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by law, Executive shall forfeit or repay to the Company, as the case may be, all of the following: any Annual Performance Incentive (or similar annual cash bonus or incentive) paid during the twelve (12) month period following the date of the first public issuance or filing with the SEC of the deficient financial document, any gain on the sale of Company securities during the same period, any shares received during that same period upon exercising or vesting in any equity-based award granted by the Company to the Executive (including the Sign-On Award), and any unvested and/or unexercised equity-based incentive awards granted by the Company to the Executive (including the Sign-On Award).
10. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive if the Company shall hereafter effect a reorganization, consolidate with, or merge with or into any other entity or transfer all or substantially all of its properties or assets to any other person or entity. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.
11. Waiver. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.
12. Severability. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.
13. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:
If to Executive, to him at his last known address as set forth in the Company’s payroll records.
     If to the Company, to it at the following address:
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824
Attn: General Counsel

     or to such other person or address as to which either party may notify the other in accordance with this Section 13.
14. Applicable Law, Venue, and Waiver of Jury Trial. This Agreement, including the Indemnification Agreement and the Non-Competition Agreement, shall be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of law rules, and without regard to its location of execution or performance. Jurisdiction and venue for any claim or causes of action arising under this Agreement shall be exclusively in the courts located in Middlesex County, Massachusetts. EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT OF ACTION ARISING BETWEEN THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. THE AGREEMENT OF EACH PARTY TO WAIVE ITS RIGHT TO A JURY TRIAL WILL BE BINDING ON ITS BENEFICIARIES, PERSONAL REPRESENTATIVES, HEIRS, SUCCESSORS, AND ASSIGNS.
15. Remedies. Executive acknowledges that a breach of any of the promises or agreements contained herein could result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, and the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).
16. Integration. This Agreement, the Indemnification Agreement attached hereto as Exhibit A, and the Non-Competition Agreement attached hereto as Exhibit B together form the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and shall supersede all prior agreements, oral discussions, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.
17. Absence of Conflicting Obligations. Executive represents that he is not bound by any agreement or any other existing or previous business relationship that conflicts with or prevents him from entering into this Agreement or fully performing his duties and responsibilities during the Employment Term. Executive further represents that his obligations under or in consideration with this Agreement do not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.
18. Effect of Headings. Any title of a section heading contained herein is for convenience of reference only, and shall not affect the meaning of construction or any of the provisions hereof.
19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
20. Survival. Notwithstanding any provisions of this Agreement to the contrary, the obligations of Executive and the Company pursuant to Sections 6 through 18 hereof shall each survive termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.

EXECUTIVE
/s/ Martin S. Headley
Martin S. Headley

BROOKS AUTOMATION, INC.
By:	/s/ Thomas S. Grilk
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary

Exhibit A
Indemnification Agreement

Exhibit B
Executive Non-Competition and Proprietary Information Agreement